Exhibit 10.22

Rimini Street, Inc. 7251 West Lake Mead Blvd., Suite 300 Las Vegas, Nevada 89128 Phone +1 702.839.9671 Fax +1 925.397.3193 E-mail: HR@riministreet.com

September 12, 2013

Daniel Winslow

Dear Dan:

Rimini Street, Inc. is pleased to present to you this Offer of Employment to join the Rimini Street, Inc. team with the position of Senior Vice President & General Counsel. This Offer of Employment supersedes any other offer and is made conditioned upon your acceptance and execution of the Rimini Street, Inc. Employee Intellectual Property and Confidentiality Agreement, Rimini Street, Inc. Acceptable Use Policy, Employee Handbook, acceptable results from a background check, satisfaction of government documentation requirements for establishing the right to work in the United States, and any other terms and conditions of employment described herein or required by law.

Please be aware that this offer must be accepted by September 13, 2013 at 5:00 PM Pacific Time, and is not meant to be construed as an employment contract. Your employment with Rimini Street, Inc. will be “at will,” meaning that either you or Rimini Street, Inc. can terminate your employment at any time, for any reason or no reason. Please review the position details below, including the current compensation plan. As you would expect, Rimini Street reserves the right to adjust and change job profiles, compensation plans, and employee roles as it deems necessary.

EXEMPT POSITION DETAIL:
Req. #:	94	FLSA:	Exempt (FLSA-Classification)
Title:	SVP & General Counsel	Category:	Full-time, Permanent
Reports to:	Seth Ravin, CEO	Start Date:	September 30, 2013
Location:	6601 Koll Center Pkwy, #300, Pleasanton, CA 94566	Benefits:	Regular employees working at least 30 hours per week are eligible for benefits. Please see attached benefit information

Job Duties:
Responsible for leading corporate strategic and tactical legal initiatives, as well as running the Legal Department. The General Counsel will provide senior management with effective advice on company strategies and their implementation, manage the legal function, and obtain and oversee the work of outside counsel. The General Counsel will be directly involved in complex business transactions in negotiating critical contracts, as well as overseeing all company legal matters.

Base Salary:	$300,000 USD annualized ($25,000 per month, paid semi-monthly)

Quarterly Incentive Comp Target: $10,000 for 100% Company Performance Target, paid 90 days after end of each quarter

Relocation Benefits:
For up to twelve (12) months following employment start date: Corporate, furnished apartment in Pleasanton/Dublin area; automobile rental in Pleasanton/Dublin; one round/trip between BOS/SFO every-other week (for 12 months following employment start date or until family relocated to Northern California, whichever comes first (Dan to BOS or wife to CA); and two house-hunting trips to Northern California for the entire family; Up to $20,000 USD reimbursement for shipment of household goods and vehicles from Massachusetts to Northern California completed within 12 months of the employment start date.

Equity:
500,000 Common Stock Option share grants, vesting in equal 1/3 amounts on the annual employment anniversary of the Start Date, with full vesting over a three (3) year period of contiguous employment. Options will be granted according to the Rimini Street, Inc. Employee Stock Option Agreement, and the grant is subject to Board approval. You will be required to execute and agree to all terms and conditions in the stock option agreement in order to receive the stock option grant and participate in the program.

Other Terms:

1.
If continuously employed at Rimini Street through the period starting October 1, 2014, the following compensation components shall change as follows effective October 1, 2014 (all other terms to remain the same until changed):

Base Salary:	$300,000 USD annualized ($25,000 per month, paid semi-monthly)

Quarterly Incentive Comp Target:	$25,000 for 100% Company Performance Target, paid 90 days after end of each quarter

2.
If within the first twenty-four (24) months of contiguous employment you are terminated without cause or are constructively terminated by reducing the scope and compensation for the same position without your agreement, then, upon your termination of employment, you shall be entitled to twelve (12) months of Base Salary in severance compensation to be paid out evenly over twelve (12) months following the last day worked (“Effective Date of Termination”). Constructive termination claims have to be made within thirty (30) days of the event.

If everything is in order, and you would like to accept this Offer of Employment, please do the following:

(1)	Sign this letter indicating acceptance of the position, and

(2)	Sign the Employee Intellectual Property and Confidentiality Agreement.

(3)	E-mail or fax the signed documents above to: E-mail: HR@riministreet.com or Fax: +1 925.397.3193

Upon acknowledgement of your acceptance, you will be contacted to arrange completion of legally required documentation, payroll and benefit information, and other items as appropriate for your new position with Rimini Street, Inc. We look forward to working with you to redefine enterprise software support at Rimini Street, Inc.

Regards,

Seth A. Ravin

CEO

I, Dan Winslow, hereby accept this Offer of Employment:

/s/ Daniel B. Winslow	September 13, 2013

Signature	Date